MillerKnoll, Inc. Reports Second Quarter Fiscal 2022 Results
•Strong demand drove quarterly orders of $1.2 billion; an increase of 83.9% over the prior year, up 26.4%* organically
•Our diversified go-to-market strategy helped drive growth in every segment
•Integration of the Knoll acquisition is progressing as planned; we remain confident in our ability to deliver $100 million of run rate cost synergies within two years of the closing, and now expect $120 million by the end of year three

Webcast to be held Tuesday, January 4, 2022, at 5:30 PM ET

Release	Immediate
Date	January 4, 2022
Contact	Antonella Pilo (215) 679-1535 or antonella_pilo@knoll.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	MillerKnoll, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.millerknoll.com

Second Quarter Fiscal 2022 Financial Results

	(Unaudited)			(Unaudited)
	Three Months Ended			Six Months Ended
(Dollars in millions, except per share data)	November 27, 2021	November 28, 2020	% Chg.	November 27, 2021	November 28, 2020	% Chg.
Net Sales	$1,026.3	$626.3	63.9%	$1,816.0	$1,253.0	44.9%
Gross Margin %	34.2%	39.0%	N/A	34.6%	39.4%	N/A
Adjusted Gross Margin %*	34.6%	39.0%	N/A	35.2%	39.5%	N/A
Operating Expenses	$346.8	$173.2	100.2%	$677.1	$327.8	106.6%
Adjusted Operating Expenses*	$294.4	$170.8	72.4%	$529.6	$326.6	62.2%
Operating Earnings (Loss) %	0.4%	11.3%	N/A	(2.7)%	13.3%	N/A
Adjusted Operating Earnings %*	5.9%	11.7%	N/A	6.0%	13.5%	N/A
Net (Loss) Earnings Attributable to MillerKnoll, Inc.	$(3.4)	$51.3	N/A	$(64.9)	$124.2	N/A
(Loss) Earnings Per Share – Diluted	$(0.05)	$0.87	N/A	$(0.92)	$2.10	N/A
Adjusted Earnings Per Share – Diluted*	$0.51	$0.89	(42.7)%	$1.00	$2.13	(53.1)%
Orders	$1,157.9	$629.7	83.9%	$2,074.4	$1,185.7	75.0%
Backlog	$967.3	$403.4	139.8%
*Items indicated represent Non-GAAP measurements; see the reconciliations of Non-GAAP financial measures and related explanations below.

To our shareholders:
During the second quarter of fiscal year 2022 we reached exciting and symbolic milestones. It was our first full quarter as MillerKnoll, our company name officially changed, and we began trading with our new stock ticker symbol, NASDAQ: MLKN. We are making excellent progress on our integration journey and remain confident that we will deliver our cost synergies target of $100 million within two years of closing. Furthermore, as our teams completed integration planning, they identified additional synergy opportunities and we now expect to increase run rate savings to $120 million by the end of year three.

In bringing together the best of Herman Miller and Knoll, we’ve created a stronger and more resilient organization, built for long-term success. Second quarter demand shows the power of MillerKnoll and we are confident in our ability to drive continued growth and shareholder value.

Financial Results
The following table highlights non-comparable items that impacted U.S. GAAP net earnings per diluted share, defined as earnings per diluted share adjusted, to exclude the impact of special charges, acquisition and integration-related expenses, expense related to debt extinguishment, and intangible asset amortization related to the Knoll acquisition.

	Three Months Ended		Six Months Ended
	November 27, 2021	November 28, 2020	November 27, 2021	November 28, 2020
(Loss) Earnings per Share - Diluted	$(0.05)	$0.87	$(0.92)	$2.10

Non-comparable items:
Add: Special charges, after tax	—	—	—	0.01
Add: Amortization of purchased intangibles, after tax	0.16	—	0.52	—
Add: Acquisition and integration charges, after tax	0.40	—	1.26	—
Add: Debt extinguishment, after tax	—	—	0.14	—
Add: Restructuring expenses, after tax	—	0.02	—	0.02
Adjusted Earnings per Share - Diluted	$0.51	$0.89	$1.00	$2.13

Weighted Average Shares Outstanding (to Calculate Adjusted Earnings per Share) – Diluted	75,304,752	59,267,398	70,803,483	59,043,928
Note: The adjustments above are net of tax. For the three and six months ended November 27, 2021, the tax impact of the adjustments were $0.20 and $0.51, respectively. For the three and six months ended November 28, 2020, the tax impact of the adjustments was immaterial.

MillerKnoll Consolidated Results
Second quarter consolidated net sales were $1.0 billion, reflecting an increase of 63.9% on a reported basis and 11.1% organically compared to prior year. Orders in the quarter of $1.2 billion were 83.9% higher than the prior year. Notably, order levels were up over prior year across all four reporting segments. On an organic basis, orders of $795.7 million reflected sequential improvement of 6.4% compared to the first quarter, and were up 26.4% over the prior year.

While order demand was strong, our ability to produce and ship orders was impacted in the near-term by continued global supply chain and labor supply disruptions. We estimate these disruptions adversely impacted net sales by approximately $50 million during the quarter. We continue to implement a range of countermeasures to combat these pressures, but expect to continue to feel their effects in the second half of this fiscal year.

Gross margin for the quarter was 480 basis points lower than the prior year, due largely to the impact of rising commodity prices, particularly steel, and other inflationary pressures including labor and transportation. The price increase we implemented in the first quarter helped mitigate some of these inflationary pressures. Additional price increases implemented in the second and third quarters are expected to help further offset these pressures.

Consolidated operating expenses for the quarter were $346.8 million, compared to $173.2 million in the prior year. Consolidated adjusted operating expenses of $294.4 million, were up $123.6 million from last year, primarily due to the inclusion of Knoll adjusted operating expenses of $99.1 million and additional variable selling expenses as a result of increased sales in the current year. We are managing operating expenses carefully and will continue to adapt based on evolving market dynamics.

Operating margin for the quarter was 0.4% compared to 11.3% during the prior year. On an adjusted basis, which excludes acquisition and integration-related charges of $57.2 million, consolidated operating margin was 5.9% compared to 11.7% in the prior year. Despite inflationary pressures, our Global Retail business delivered another strong quarter of profitability with adjusted operating margins of 11.3%.

We reported a net loss per share of $0.05 for the quarter. Adjusted earnings per share were $0.51 in the quarter, compared to $0.89 in the prior year.

At the end of our second quarter, our liquidity position reflected cash on hand and availability on our revolving credit facility totaling $573.8 million.

Using the Power of MillerKnoll and Delivering Cost Synergies
We are making progress bringing Herman Miller and Knoll together, unleashing the power of our combined brands and delivering cost synergies. At the close of the second quarter, we had implemented $43 million in run rate savings. This meaningful progress toward our goal, and along with our robust integration roadmap, gives us confidence that we will achieve our planned cost synergies, even with inflationary and supply chain pressures.

During the quarter, we completed the work behind creating our new MillerKnoll organizational structure. This involved selecting talent and integrating the two teams into a new structure to execute our strategies and drive the business forward. Our new structure ensures we are capturing operational efficiencies across our collective of brands while strengthening the unique position of each individual brand to drive continued growth and create future development opportunities for our employees.

The most compelling reason for creating MillerKnoll is the power of our combined portfolio and distribution network. MillerKnoll will have the largest and most capable dealer network in the world and together we will offer our customers the most comprehensive suite of products and services in the industry. Creating the MillerKnoll dealer network is our top priority and we are well on our way. Our first MillerKnoll dealer pilots in Texas and Arizona have been successful, and the learnings will inform the plan for operationalizing the network. We are on track with our plans to transition from the legacy Herman Miller and Knoll dealer networks to a unified MillerKnoll dealer network in the middle of calendar 2022.

As MillerKnoll, we also have a greater impact in our communities. November 2 was MillerKnoll’s Global Day of Purpose. Our combined 11,000 employees took the day to give back to their communities in a variety of meaningful ways. It was an extraordinary culture-building moment for our organization and a testament to the good we can, and will, do together.

Driving Growth Across Geographies With a Diversified Go-To-Market Strategy That Combines Contract and Retail
Retail Momentum Continues
Second quarter Global Retail sales were up 18.2% and orders were up 20.6% compared to the prior year. This growth was fueled, in part, by investments we've made to drive customer acquisition and by continued assortment expansion. We are focused on improving our operational capabilities with new order management, planning and allocation, and point-of-sale systems coming later in the fiscal year.

Following the opening of our San Jose and San Francisco stores in the quarter, our total fleet of Herman Miller retail stores now stands at 13. These stores, which highlight Herman Miller's unmatched collection of ergonomic seating products, are an important entry point for customers experiencing our brands for the first time and we expect to build on our initial success with this concept through an expanded brick-and-mortar presence in 2022.

International Retail, which includes Herman Miller and HAY International, was another bright spot in the quarter, with sales up 22.1% and orders up 10.9% versus the prior year. We launched new Herman Miller websites in Germany and France, and both exceeded sales and orders expectations for the quarter.

The Global Retail segment also felt the macro-economic pressures the industry is experiencing. We increased shipping fees on furniture and implemented a shipping fee on task seating. These actions helped offset freight costs without impacting demand. We also implemented targeted price increases across our retail product lineup in the second quarter to help offset inflationary pressures.

We entered the important holiday shopping season with momentum. The Retail team delivered our strongest performance during the Black Friday-Cyber Monday period. In addition, our gaming product sales were strong during this timeframe and throughout the second quarter. We will continue to drive growth in the gaming segment through new product introductions, regional expansion in Europe, and strategic partnerships.

We expect the Retail business to continue delivering double-digit revenue growth and low teens operating margin in the near term. Longer term, we expect our growth investments in retail will enable further margin expansion from current levels. Growth initiatives in the second half of the fiscal year include upgrading our Herman Miller Japan and China eCommerce platforms, expanding our product assortment with a steady drumbeat of new products across our brands, including gaming, and expanding studios and stores.

Strong Demand Environment
During the second quarter, we saw continued improvement in the demand environment in each of our other segments- Americas Contract, International Contract and Knoll.

Americas Contract
Americas Contract sales of $361.5 million increased 4.1% over the prior year. Business fundamentals in the Americas reflect continued improvement in the demand environment as organizations accelerated their return to the workplace. Order entry levels of $407.2 million were strong across all regions and sectors and were 29.3% higher than the prior year.

The Americas segment felt the impact of supply chain and internal manufacturing capacity disruptions in the quarter, which impacted our ability to ship orders in the period. Our teams are actively working on initiatives to help mitigate these pressures, but we do expect them to remain a factor in our operations in the second half of the fiscal year.

International Contract
International Contract performance was strong across all geographies and brands in the quarter. Orders were up 30.3% and sales were up 23.3% over the prior year. Many regions met or exceeded pre-COVID performance as the global return to the workplace continued to accelerate through the quarter. Demand in Europe, including the UK, was especially strong, with orders in Europe up 42% over prior year. Cost pressure impacts have been less of a factor in the International Contract segment compared to Americas Contract segment.

Global account activity drove a significant portion of the strong orders performance in this segment during the quarter, with significant wins in India and Japan. We expect this trend to continue as more customers bring employees back to the workplace in 2022. At the same time, we are seeing an increase in activity from local domestic companies which is driving new and sustained growth, especially in Australia and China.

With the global return to offices pacing ahead of the Americas, we are gaining a clearer picture of workplace design trends. More mature markets are leaning into floorplates with more collaborative spaces, while developing markets like India and China continue to favor a more traditional floorplate, albeit with a gradual shift to more collaborative spaces. HAY Contract’s performance in Europe speaks to the demand for collaborative solutions in that region, with orders up 55% and sales up 48% from prior year.

Knoll
Knoll sales were up 5.3% and orders were up 29.6% versus the prior year. Both the Knoll workplace and residential categories grew in the quarter. Notably, Holly Hunt and Muuto both experienced record sales in the quarter. Through the pandemic, these two brands have demonstrated consistent growth across channels, including to-the-trade and consumer retail. This performance points to the power of our diversified strategy and strong business fundamentals.

Applying Our Research and Firsthand Experience to Deliver Innovative Future of Work Solutions
MillerKnoll is the global leader in providing adaptable solutions to create innovative, productive environments for the workplace and homes of our clients. We are sharing our firsthand experiences with hybrid workplaces and leveraging our global insight partnerships to inform the future of work.

While the world continues to grapple with the impacts of the pandemic, including new variants and regional surges in cases, leasing data indicates that companies are returning to the office. In our conversations with C-suite executives from a variety of industries, there is a strong desire among leaders to bring their teams back together for the purposes of culture building, collaboration, and problem-solving efficiency.

Research also indicates that most people want the option to return to the office. According to Future Forum's consortium of companies working on the Future of Work, more than 80% of employees want access to an office, but not every day and not from 8:00 am to 5:00 pm. In fact, 76% of employees want more flexibility in where they can work, and far more, 93%, want flexibility in when they can work.

Employers are recognizing their workplaces need to be reimagined as desirable and on-demand resources that are designed to meet the changed expectations of the post-pandemic workforce. We have the products, the services, and the tools to help them achieve their goals for their workplaces.

Leveraging Our Competitive Advantages to Drive Growth and Create Value for Our Shareholders
We believe in the power of design to solve problems. While we are facing many of the same headwinds as the rest of our industry, our people are delivering creative and sustainable solutions to overcome these challenges.

We are leveraging our global distribution, production, design, and sales capabilities to combat supply chain issues, shipping delays, and inflationary pressures. We’ve ramped up production capacity in facilities closer to our customers and built inventory behind higher demand items. We are also leaning into the partnerships that exist across our collective of brands to increase global shipping capacity even during this period of extreme scarcity. Our pricing and discount strategies are helping to offset margin pressures – contract pricing increases began in Q1 and continued through the quarter, with Global Retail price increases to take effect in the third quarter.

We are innovating across our brands and leveraging our relationships with a global network of designers to bring new solutions such as the Knoll Iquo indoor/outdoor café chairs in partnership with Ini Archibong. Across MillerKnoll’s expansive textile capability we introduced several new products this quarter, including Knoll’s New Fundamentals Collection, and expanded Maharam’s Textiles of the 20th Century series with the reissue of six of Alexander Girard’s most enduring designs across three applications (upholstery, wallcoverings, and a hand-woven rug).

Outlook
We expect sales in the third quarter of fiscal year 2022 to range between $1,010 million and $1,050 million. The mid-point of this range implies a revenue increase of 74% compared to the same quarter last fiscal year on a reported basis and 18% on an organic basis, excluding the impact of the Knoll acquisition. We anticipate earnings per share to be between $0.24 and $0.30 for the period. Our forecast for the third quarter also considers the near-term impacts of supply chain disruptions and inflationary pressures.

Designing the Future
MillerKnoll is built for growth. We are powered by the most comprehensive portfolio of complementary brands in our industry. With our enhanced capabilities and the financial strength of our diversified business, we are well positioned to drive growth and increase value for all our stakeholders as we design our future as MillerKnoll.

We appreciate your continued support of our company and look forward to an exciting 2022 together.

Andi Owen	Jeff Stutz
President and Chief Executive Officer	Chief Financial Officer

Financial highlights for the three and six months ended November 27, 2021 follow:

MillerKnoll, Inc.
Condensed Consolidated Statements of Operations

(Unaudited) (Dollars in millions, except per share and common share data)	Three Months Ended				Six Months Ended
	November 27, 2021		November 28, 2020		November 27, 2021		November 28, 2020
Net Sales	$1,026.3	100.0%	$626.3	100.0%	$1,816.0	100.0%	$1,253.0	100.0%
Cost of Sales	675.7	65.8%	382.1	61.0%	1,187.9	65.4%	758.8	60.6%
Gross Margin	350.6	34.2%	244.2	39.0%	628.1	34.6%	494.2	39.4%
Operating Expenses	294.4	28.7%	170.8	27.3%	529.6	29.2%	326.6	26.1%
Restructuring Expenses	—	—%	2.4	0.4%	—	—%	1.2	0.1%
Acquisition and Integration Charges	52.4	5.1%	—	—%	147.5	8.1%	—	—%
Operating Earnings (Loss)	3.8	0.4%	71.0	11.3%	(49.0)	(2.7)%	166.4	13.3%
Other Expenses, net	8.2	0.8%	2.2	0.4%	26.1	1.4%	3.7	0.3%
(Loss) Earnings Before Income Taxes and Equity Income	(4.4)	(0.4)%	68.8	11.0%	(75.1)	(4.1)%	162.7	13.0%
Income Tax (Benefit) Expense	(3.4)	(0.3)%	16.2	2.6%	(14.1)	(0.8)%	36.9	2.9%
Equity (Loss) Income, net of tax	(0.1)	—%	0.2	—%	—	—%	0.4	—%
Net (Loss) Earnings	(1.1)	(0.1)%	52.8	8.4%	(61.0)	(3.4)%	126.2	10.1%
Net Earnings Attributable to Redeemable Noncontrolling Interests	2.3	0.2%	1.5	0.2%	3.9	0.2%	2.0	0.2%
Net (Loss) Earnings Attributable to MillerKnoll, Inc.	$(3.4)	(0.3)%	$51.3	8.2%	$(64.9)	(3.6)%	$124.2	9.9%

Amounts per Common Share Attributable to MillerKnoll, Inc.
(Loss) Earnings Per Share – Basic	($0.05)		$0.87		($0.92)		$2.11
Weighted Average Basic Common Shares	75,304,752		58,908,094		70,803,483		58,869,699
(Loss) Earnings Per Share – Diluted	($0.05)		$0.87		($0.92)		$2.10
Weighted Average Diluted Common Shares	75,304,752		59,267,398		70,803,483		59,043,928

MillerKnoll, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(Unaudited) (Dollars in millions)	November 27, 2021	November 28, 2020
Cash (used in) provided by:
Operating activities	$(57.6)	$214.6
Investing activities	(1,133.8)	(24.4)
Financing activities	1,035.5	(276.9)
Effect of exchange rate changes	(13.2)	10.6
Net change in cash and cash equivalents	(169.1)	(76.1)
Cash and cash equivalents, beginning of period	396.4	454.0
Cash and cash equivalents, end of period	$227.3	$377.9

MillerKnoll, Inc.
Condensed Consolidated Balance Sheets

(Unaudited) (Dollars in millions)	November 27, 2021	May 29, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$227.3	$396.4
Short-term investments	7.4	7.7
Accounts receivable, net	319.3	204.7
Unbilled accounts receivable	34.5	16.4
Inventories, net	482.9	213.6
Prepaid expenses and other	143.2	52.7
Total current assets	1,214.6	891.5
Net property and equipment	590.8	327.2
Right of use assets	412.9	214.7
Other assets	2,247.6	628.5
Total Assets	$4,465.9	$2,061.9

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$333.6	$178.4
Short-term borrowings and current portion of long-term debt	29.3	2.2
Short-term lease liability	101.2	69.0
Accrued liabilities	393.2	251.2
Total current liabilities	857.3	500.8
Long-term debt	1,340.7	274.9
Lease liabilities	364.2	196.9
Other liabilities	397.9	162.7
Total Liabilities	2,960.1	1,135.3
Redeemable Noncontrolling Interests	69.4	77.0
Stockholders' Equity	1,436.4	849.6
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$4,465.9	$2,061.9

Non-GAAP Financial Measures and Other Supplemental Data
This presentation contains non-GAAP financial measures that are not in accordance with, nor an alternative to, generally accepted accounting principles (GAAP) and may be different from non-GAAP measures presented by other companies. These non-GAAP financial measures are not measurements of our financial performance under GAAP and should not be considered an alternative to the related GAAP measurement. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided in the financial tables included within this presentation. The Company believes these non-GAAP measures are useful for investors as they provide financial information on a more comparative basis for the periods presented.

The non-GAAP financial measures referenced within this presentation include: Adjusted Earnings per Share, Adjusted Operating Earnings (Loss), Adjusted Gross Margin, and Organic Growth (Decline).

Adjusted Earnings per Share represents reported diluted earnings per share excluding the impact from adjustments related to acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges or gains, including related taxes. These adjustments are described further below.

Adjusted Operating Earnings (Loss) represents reported operating earnings plus acquisition and integration charges, amortization of purchased intangibles, debt extinguishment charges, restructuring expenses and other special charges. These adjustments are described further below.

Adjusted Gross Margin represents gross margin plus amortization of purchased intangibles and other special charges. These adjustments are described further below.

Organic Growth represents the change in sales and orders, excluding currency translation effects and the impact of acquisitions.

Acquisition and Integration Charges: Costs related directly to the Knoll acquisition including legal, accounting and other professional fees as well as integration-related costs. Integration-related costs include severance, accelerated stock-based compensation expenses, asset impairment charges, and other cost reduction efforts or reorganization initiatives.

Amortization of Purchased Intangibles: Includes expenses associated with the amortization of inventory step-up and amortization of acquisition related intangibles acquired as part of the Knoll acquisition. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. We exclude the impact of the amortization of purchased intangibles, including the fair value adjustment to inventory, as such non-cash amounts were significantly impacted by the size of the Knoll acquisition. Furthermore, we believe that this adjustment enables better comparison of our results as Amortization of Purchased Intangibles will not recur in future periods once such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets. Although we exclude the Amortization of Purchased Intangibles in these non-GAAP measures, we believe that it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation.

Debt Extinguishment Charges: Includes expenses associated with the extinguishment of debt as part of financing the Knoll acquisition. We excluded these items from our non-GAAP measures because they relate to a specific transaction and are not reflective of our ongoing financial performance.

Restructuring expenses: Include actions involving facilities consolidation and optimization, targeted workforce reductions, and costs associated with an early retirement program.

Special charges: Include certain costs arising as a direct result of COVID-19.

Tax Related Items: We excluded the income tax benefit/provision effect of the tax related items from our non-GAAP measures because they are not associated with the tax expense on our ongoing operating results.

Certain tables below summarize select financial information, for the periods indicated, related to each of the Company’s reportable segments. The Americas Contract segment includes the operations associated with the design, manufacture, and sale of furniture products for work-related settings, including office, education, and healthcare environments, throughout the United States, Canada and Latin America. The business associated with the Company's owned contract furniture dealer is also included in the Americas Contract segment. Americas Contract also includes the operations associated with the design, manufacture, and sale of high-craft furniture products and textiles including Geiger wood products, Maharam textiles, naughtone and Nemschoff products. The International Contract segment includes the operations associated with the design, manufacture, and sale of furniture products, primarily for work-related settings, in the EMEA and Asia-Pacific geographic regions. The Global Retail segment includes the global operations associated with the sale of modern design furnishings and accessories to third party retail distributors, as well as direct to consumer sales through eCommerce and Design Within Reach, HAY, and Herman Miller retail stores and studios. The Knoll segment includes the global operations associated with the design, manufacture, and sale of furniture products within the Knoll constellation of brands. Corporate costs represent unallocated expenses related to general corporate functions, including, but not limited to, certain legal, executive, corporate finance, information technology, administrative and acquisition-related costs.

A. Reconciliation of Operating Earnings (Loss) to Adjusted Operating Earnings (Loss) by Segment

	Three Months Ended				Six Months Ended
	November 27, 2021		November 28, 2020		November 27, 2021		November 28, 2020
Americas Contract
Net Sales	$361.5	100.0%	$347.2	100.0%	$686.8	100.0%	$717.2	100.0%
Gross Margin	101.2	28.0%	123.6	35.6%	201.3	29.3%	262.6	36.6%
Total Operating Expenses	94.9	26.3%	84.5	24.3%	184.2	26.8%	165.6	23.1%
Operating Earnings	6.3	1.7%	39.1	11.3%	17.1	2.5%	97.0	13.5%

Adjustments
Special Charges	—	—%	0.1	—%	—	—%	0.3	—%
Restructuring	—	—%	0.8	0.2%	—	—%	2.4	0.3%
Acquisition and Integration Charges	3.5	1.0%	—	—%	4.4	0.6%	—	—%
Adjusted Operating Earnings	$9.8	2.7%	$40.0	11.5%	$21.5	3.1%	$99.7	13.9%

International Contract
Net Sales	$125.1	100.0%	$101.5	100.0%	$224.1	100.0%	$195.5	100.0%
Gross Margin	40.5	32.4%	35.2	34.7%	74.2	33.1%	68.5	35.0%
Total Operating Expenses	25.3	20.2%	22.3	22.0%	47.7	21.3%	39.4	20.2%
Operating Earnings	15.2	12.2%	12.9	12.7%	26.5	11.8%	29.1	14.9%

Adjustments
Special Charges	—	—%	(0.3)	(0.3)%	—	—%	0.8	0.4%
Restructuring	—	—%	1.6	1.6%	—	—%	(1.2)	(0.6)%
Acquisition and Integration Charges	0.6	0.5%	—	—%	0.6	0.3%	—	—%
Adjusted Operating Earnings	$15.8	12.6%	$14.2	14.0%	$27.1	12.1%	$28.7	14.7%

Global Retail
Net Sales	$210.0	100.0%	$177.6	100.0%	$422.6	100.0%	$340.3	100.0%
Gross Margin	92.1	43.9%	85.4	48.1%	184.7	43.7%	163.1	47.9%
Total Operating Expenses	68.9	32.8%	56.1	31.6%	133.8	31.7%	102.3	30.1%
Operating Earnings	23.2	11.0%	29.3	16.5%	50.9	12.0%	60.8	17.9%

Adjustments
Special Charges	—	—%	—	—%	—	—%	0.1	—%
Acquisition and Integration Charges	0.5	0.2%	$—	—%	0.5	0.1%	—	—%
Adjusted Operating Earnings	$23.7	11.3%	$29.3	16.5%	$51.4	12.2%	$60.9	17.9%

Knoll
Net Sales	$336.3	100.0%	$—	—%	$492.7	100.0%	$—	—%
Gross Margin	116.8	34.7%	—	—%	167.9	34.1%	—	—%
Total Operating Expenses	137.4	40.9%	—	—%	242.3	49.2%	—	—%
Operating Loss	(20.6)	(6.1)%	—	—%	(74.4)	(15.1)%	—	—%

Adjustments
Special Charges	—	—%	—	—%	—	—%	—	—%
Amortization of Purchased Intangibles	16.1	4.8%	—	—%	48.5	9.8%	—	—%
Acquisition and Integration Charges	27.0	8.0%	—	—%	56.5	11.5%	—	—%
Adjusted Operating Earnings	$22.5	6.7%	$—	—%	$30.6	6.2%	$—	—%

Intersegment Sales
Net Sales Elimination	$(6.6)	100.0%	$—	—%	$(10.2)	100.0%	$—	—%

Corporate
Operating (Loss)	$(20.3)	—%	$(10.3)	—%	$(69.1)	—%	$(20.5)	—%

Adjustments
Acquisition and Integration Charges	9.5	—%	—	—%	48.0	—%	—	—%
Adjusted Operating (Loss)	$(10.8)	—%	$(10.3)	—%	$(21.1)	—%	$(20.5)	—%

MillerKnoll, Inc.
Net Sales	$1,026.3	100.0%	$626.3	100.0%	$1,816.0	100.0%	$1,253.0	100.0%
Gross Margin	350.6	34.2%	244.2	39.0%	628.1	34.6%	494.2	39.4%

Total Operating Expenses	346.8	33.8%	173.2	27.7%	677.1	37.3%	327.8	26.2%
Operating Earnings (Loss)	3.8	0.4%	71.0	11.3%	(49.0)	(2.7)%	166.4	13.3%

Adjustments
Special Charges	—	—%	(0.2)	—%	—	—%	1.2	0.1%
Restructuring	—	—%	2.4	0.4%	—	—%	1.2	0.1%
Amortization of Purchased Intangibles	16.1	1.6%	—	—%	48.5	2.7%	—	—%
Acquisition and Integration Charges	41.1	4.0%	—	—%	110.0	6.1%	—	—%
Adjusted Operating Earnings	$61.0	5.9%	$73.2	11.7%	$109.5	6.0%	$168.8	13.5%

B. Reconciliation of Gross Margin to Adjusted Gross Margin

	Three Months Ended				Six Months Ended
	November 27, 2021		November 28, 2020		November 27, 2021		November 28, 2020
Gross Margin	$350.6	34.2%	$244.2	39.0%	$628.1	34.6%	$494.2	39.4%
Amortization of Purchased Intangibles	4.8	0.4%	—	—%	11.0	0.6%	—	—%
Special Charges	—	—%	—	—%	—	—%	1.0	0.1%
Adjusted Gross Margin	$355.4	34.6%	$244.2	39.0%	$639.1	35.2%	$495.2	39.5%

C. Organic Sales Growth by Segment

	Three Months Ended
	November 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$361.5	$125.1	$210.0	$336.3	$(6.6)	$1,026.3
% change from PY	4.1%	23.3%	18.2%	N/A	N/A	63.9%

Adjustments
Acquisitions	—	—	—	(336.3)	6.6	(329.7)
Currency Translation Effects (1)	(0.9)	(0.1)	0.1	—	—	(0.9)
Net Sales, organic	$360.6	$125.0	$210.1	$—	$—	$695.7
% change from PY	3.9%	23.2%	18.3%	N/A	N/A	11.1%
Note: Knoll net sales for the three month period from August 31 to November 30 in the prior fiscal year were $319.3 million, reflecting an increase of 5.3% versus the comparable period in the prior year.

	Three Months Ended
	November 28, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$347.2	$101.5	$177.6	$—	$—	$626.3
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Six Months Ended
	November 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$686.8	$224.1	$422.6	$492.7	$(10.2)	$1,816.0
% change from PY	(4.3)%	14.6%	24.2%	N/A	N/A	44.9%

Adjustments
Acquisitions	—	—	—	(492.7)	10.2	(482.5)
Currency Translation Effects (1)	(1.7)	(4.8)	(1.7)	—	—	(8.2)
Net Sales, organic	$685.1	$219.3	$420.9	$—	$—	$1,325.3
% change from PY	(4.5)%	12.2%	23.7%	N/A	N/A	5.8%

	Six Months Ended
	November 28, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Net Sales, as reported	$717.2	$195.5	$340.3	$—	$—	$1,253.0
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

D. Organic Order Growth by Segment

	Three Months Ended
	November 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$407.2	$141.4	$248.6	$370.4	$(9.6)	$1,157.9
% change from PY	29.3%	30.3%	20.6%	N/A	N/A	83.9%

Adjustments
Acquisitions	—	—	—	(370.4)	9.6	(360.8)
Currency Translation Effects (1)	(1.2)	(0.4)	0.1	—	—	(1.5)
Orders, organic	$406.0	$141.0	$248.7	$—	$—	$795.7
% change from PY	28.9%	30.0%	20.6%	N/A	N/A	26.4%
Note: Knoll orders for the three month period from August 31 to November 30 in the prior fiscal year were $285.8 million, reflecting an increase of 29.6% versus the comparable period in the prior year.

	Three Months Ended
	November 28, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$315.0	$108.5	$206.2	$—	$—	$629.7
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

	Six Months Ended
	November 27, 2021
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$841.5	$262.5	$448.2	$534.9	$(12.7)	$2,074.4
% change from PY	36.2%	32.3%	21.3%	N/A	N/A	75.0%

Adjustments
Acquisitions	—	—	—	(534.9)	12.7	(522.2)
Currency Translation Effects (1)	(2.2)	(4.6)	(1.7)	—	—	(8.5)
Orders, organic	$839.3	$257.9	$446.5	$—	$—	$1,543.7
% change from PY	35.8%	30.0%	20.9%	N/A	N/A	30.2%

	Six Months Ended
	November 28, 2020
	Americas	International	Retail	Knoll	Intersegment Elimination	Total
Orders, as reported	$617.9	$198.4	$369.4	$—	$—	$1,185.7
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period

E. Design Within Reach Studio Metrics

	Studio Count				Studio Selling Square Footage
	Three Months Ended		Six Months Ended		Three Months Ended		Six Months Ended
	11/27/21	11/28/20	11/27/21	11/28/20	11/27/21	11/28/20	11/27/21	11/28/20
Beginning of Period	35	34	34	34	378,252	376,052	376,052	376,052
Studio Openings	—	—	1	—	—	—	2,200	—
Studio Closings	—	—	—	—	—	—	—	—
End of Period	35	34	35	34	378,252	376,052	378,252	376,052
Comparable Studios, End of Period*	34	34	34	34
Non-Comparable Studios, End of Period	1	—	1	4
DWR Comparable Brand Sales*	27.6%	(2.9)%	40.2%	(1.7)%

*DWR comparable brand sales reflect the year-over-year change in net sales across the multiple channels that DWR serves, including studios, outlets, contract, catalog, phone and eCommerce. Comparable studios reflect studios that were fully operational for the applicable current and prior year periods.
Note: Retail segment sales also include sales through eCommerce, outlet store, call center and wholesale channels.

F. Sales and Earnings Guidance - Upcoming Quarter

Company Guidance
Q3 FY2022
Net Sales	$1,010 million to $1,050 million
Gross Margin %	33.2% - 34.2%
Operating Expenses	$305 million to $315 million
Effective Tax Rate	23% - 25%
Earnings Per Share, Diluted	$0.24 - $0.30

Q&A Webcast
The Company will host a live question and answer webcast to discuss the results of the second quarter of fiscal 2022 on Tuesday, January 4, 2022, at 5:30 PM ET. To ensure your access to the webcast, you should allow extra time to visit the Company’s website at https://news.hermanmiller.com/news to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About MillerKnoll
MillerKnoll is a collective of dynamic brands and one of the largest and most influential modern design companies in the world. The company is a result of a deep legacy of design, innovation, and social good. The MillerKnoll brand portfolio includes Herman Miller, Knoll, Colebrook Bosson Saunders, DatesWeiser, DWR, Edelman Leather, Fully, Geiger, HAY, Holly Hunt, KnollExtra, Knoll Office, KnollStudio, KnollTextiles, Maars Living Walls, Maharam, Muuto, naughtone, and Spinneybeck|FilzFelt. Guided by a shared vision, common values, and a steadfast commitment to design, MillerKnoll innovates and designs the future while contributing to a more equitable and sustainable future for all.

Forward-Looking Statements
This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the transaction, and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of MillerKnoll or the price of MillerKnoll’s stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond MillerKnoll’s control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics, and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; risks related to the additional debt incurred in connection with the merger; MillerKnoll’s ability to comply with its debt covenants and obligations; the risk that the anticipated benefits of the merger will be more costly to realize than expected; the effect of the announcement of the merger on the ability of MillerKnoll to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom MillerKnoll does business, or on MillerKnoll’s operating results and business generally; the ability to successfully integrate Knoll’s operations; the ability of MillerKnoll to implement its plans, forecasts and other expectations with respect to MillerKnoll’s business after the completion of the transaction and realize expected synergies; business disruption following the merger; general economic conditions; the availability and pricing of raw materials; the financial strength of our dealers and the financial strength of our customers; the success of newly-introduced products; the pace and level of government procurement; and the outcome of pending litigation or governmental audits or investigations. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to MillerKnoll’s periodic reports and other filings with the SEC, including the risk factors identified in MillerKnoll’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. MillerKnoll does not undertake any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.